Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2011 with respect to the consolidated financial statements, financial statement schedule, and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2010 of Intevac, Inc., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

San Jose, California

August 2, 2011